Exhibit 99.2

GENERATION HEMP, INC. ANNOUNCES

SIGNIFICANT BITCOIN MINING EQUIPMENT ORDER

FOR NEW COSTA RICAN SUBSIDIARY

DALLAS, TX – January 18, 2023, Generation Hemp, Inc., a Dallas/Fort Worth based company (OTCQB:GENH), today announced it has committed to acquire 240 new Bitmain S19J Pro+ ASIC miners through its recently acquired 80% owned subsidiary, Toro Energía Sociedad Anonima. Delivery of this new equipment directly to Costa Rica is scheduled during the month of February. Installation of these new 240 miners will occur immediately into existing containers located at the site. The miners will operate and be powered by the company’s fully sustainable, green energy hydroelectric dam, located approximately 25 miles outside San Jose, Costa Rica between two volcano craters. These machines are being installed for company owned self-mining operations, as there are currently no plans to provide colocation services at this particular hydroelectric site.

The Bitmain S19J Pro+ is a state-of-the-art ASIC miner, specifically designed for mining Bitcoin (BTC). With a hash rate of 122TH/s and a power efficiency of 27.5 J/TH, these miners are among the newest model and are the most powerful and energy efficient on the marketplace today.

This acquisition is the result of many months of due diligence, during which our team carefully evaluated a variety of miners and the environment in which they will be operating before selecting the Bitmain S19J Pro+. The mining site, coupled with our investment in the latest mining technology, highlights the company’s commitment to green, sustainable, and profitable initiatives.

Gary C. Evans, Chairman and CEO of Generation Hemp, Inc. commented, “We are confident these new miners will significantly influence our ability to compete in an industry that requires very low cost and high efficiency in order to maximize returns. We think our commitment to acquire this new equipment marks another significant milestone for the company as it further solidifies its position as an emerging leader in a more sustainable cryptocurrency mining industry. We are committed to staying at the forefront of sustainability and will continue to invest in the most advanced technology available.”

Evans went on to say, “As previously announced on January 12th, this acquisition is a major step forward in our company’s mission to help usher in green, sustainable innovations for industry. It is this mission that led to our decision to begin steps to change the parent company name to Evergreen Sustainable Enterprises, Inc. Both greener energy in Bitcoin mining and all hemp applications are key drivers to this mission.”

About Generation Hemp, Inc.

Generation Hemp, Inc. is a Dallas/Fort Worth based sustainable green energy company with operations in both the Bitcoin mining industry and the hemp industry. Bitcoin operations are located in San Jose, Costa Rica, and hemp operations are located in western Kentucky and Denver, Colorado. In the hemp industry, the company uses its proprietary technology to dry, clean, process and store hemp. In addition, Generation Hemp also owns and leases real estate to companies needing seed storage facilities located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa M. Pagen

Generation Hemp, Inc.

Phone: (310) 628-2062

Email: mpagen@genhempinc.com